CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 30, 2013 on the financial statements and financial highlights of the Huntington World Income Fund and Huntington Income Generation Fund (two of the portfolios constituting The Huntington Funds, in Post-Effective Amendment Number 100 to the Registration Statement (Form N-1A, No. 33-11905), included in the Annual Report to Shareholders for the fiscal year ended October 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

February 27, 2014